                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                  REGISTRATION NUMBER 333-108647


                              PROSPECTUS SUPPLEMENT

                     (to prospectus dated November 24, 2003)

                                  $297,000,000

                                   [RPM LOGO]

                        SENIOR CONVERTIBLE NOTES DUE 2033

                                 ---------------

         This prospectus supplement (this "Supplement") supplements the prospectus dated November 24, 2003 (the "Prospectus") of RPM International Inc. (the "Company") relating to the resale by certain holders of up to $297,000,000 aggregate principal amount of senior convertible notes due 2033 of the Company and shares of the Company's common stock into which the notes are convertible. You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

INVESTING IN THE NOTES INVOLVES RISKS, SOME OF WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE PROSPECTUS.

                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


                 The date of this Supplement is January 16, 2004

                             SELLING SECURITYHOLDERS

         The Company originally issued the notes, which were sold by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Securities, Inc., BNY Capital Markets, Inc., Bank One Capital Markets, Inc. and McDonald Investments Inc., a Keycorp Company, as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to the Prospectus. The selling securityholders may offer all, some or none of the notes and the underlying common stock.

         The table below supersedes the table of selling securityholders contained on pages 47 through 50 of the Prospectus. The information below is based on information provided to us by or on behalf of the selling securityholders on or prior to January 15, 2004. Because the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes at any time without notifying the Company, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this Supplement. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements, post-effective amendments or in other documents that we may file from time to time with the SEC, as required.

         Because the selling securityholders may offer all or some portion of the notes or the common stock into which the notes are convertible, we cannot estimate the amount of notes or common stock that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling securityholders, read the disclosure on page 52 of the Prospectus under the heading "Plan of Distribution":


                                           PRINCIPAL
                                           AMOUNT OF                     NUMBER OF            NUMBER OF
                                             NOTES                       SHARES OF            SHARES OF           PERCENTAGE
                                          BENEFICIALLY    PERCENTAGE   COMMON STOCK         COMMON STOCK          OF COMMON
         NAME OF                           OWNED THAT      OF NOTES    BENEFICIALLY          THAT MAY BE            STOCK
SELLING SECURITYHOLDER(1)                 MAY BE SOLD    OUTSTANDING     OWNED(2)            SOLD(3)(4)         OUTSTANDING(5)
-------------------------                 -----------    -----------     --------            ----------         --------------
AM Master Fund I LP                        $ 760,000         *                __               20,559                 *

American Fidelity Assurance                  590,000         *                __               15,961                 *
Company

Aviva Life Insurance Co.                   5,000,000       1.68%              __               135,259                *

Blue Cross Blue Shield of                    160,000         *                __                4,328                 *
Delaware, Inc.

CareFirst Blue Choice, Inc.                  130,000         *                __                3,517                 *

CareFirst of Maryland, Inc.                  460,000         *                __               12,444                 *

CIBC World Markets                        14,440,000       4.86%              __               390,627                *

CGNU Life Fund                             2,500,000         *                __               67,629                 *

City of Birmingham Retirement &            1,350,000         *                __               36,520                 *
Relief System

                                            PRINCIPAL
                                            AMOUNT OF                    NUMBER OF            NUMBER OF
                                              NOTES                      SHARES OF            SHARES OF           PERCENTAGE
                                          BENEFICIALLY    PERCENTAGE   COMMON STOCK         COMMON STOCK          OF COMMON
          NAME OF                          OWNED THAT      OF NOTES    BENEFICIALLY          THAT MAY BE            STOCK
SELLING SECURITYHOLDER(1)                 MAY BE SOLD    OUTSTANDING     OWNED(2)            SOLD(3)(4)         OUTSTANDING(5)
-------------------------                 -----------    -----------     --------            ----------         --------------
CNH CA Master Account, L.P.                  500,000         *                __               13,526                 *

Commercial Union Life Fund                 3,200,000       1.08%              __               86,565                 *

Convertible Securities Fund                  110,000         *                __                2,976                 *

Credit Suisse First Boston                 4,000,000       1.35%              __               108,207                *
Europe Limited

FreeState Health Plan, Inc.                   55,000         *                __                1,488                 *

Genesee County Employees'                    630,000         *                __               17,043                 *
Retirement System

GLG Market Neutral Fund                   25,000,000       8.42%              __               676,293                *

Group Hospitalization and                    500,000         *                __               13,526                 *
Medical Services, Inc.

HealthNow New York, Inc.                     275,000         *                __                7,439                 *

HFR TOA Master Trust                          59,000         *                __                1,596                 *

Highbridge International LLC              12,500,000       4.21%              __               338,146                *

Jackson County Employees'                    275,000         *                __                7,439                 *
Retirement System

KBC Financial Products USA Inc.            2,630,000         *                __               71,146                 *

Laurel Ridge Capital, LP                   8,000,000       2.69%              __               216,414                *

Lexington Vantage Fund, Ltd.                  43,000         *                __                1,163                 *

Lyxor/AM Investment Fund Ltd.              1,050,000         *                __               28,404                 *

Merrill Lynch, Pierce, Fenner &           17,325,000       5.83%            11,269             468,671                *
Smith, Inc.

Nations Convertible Securities            10,890,000       3.67%              __               294,593                *
Fund

                                            PRINCIPAL
                                            AMOUNT OF                    NUMBER OF            NUMBER OF
                                              NOTES                      SHARES OF            SHARES OF           PERCENTAGE
                                          BENEFICIALLY    PERCENTAGE   COMMON STOCK         COMMON STOCK          OF COMMON
          NAME OF                          OWNED THAT      OF NOTES    BENEFICIALLY          THAT MAY BE            STOCK
SELLING SECURITYHOLDER(1)                 MAY BE SOLD    OUTSTANDING     OWNED(2)            SOLD(3)(4)         OUTSTANDING(5)
-------------------------                 -----------    -----------     --------            ----------         --------------
NORCAL Mutual Insurance Company              520,000         *                __               14,067                 *

Norwich Union Life & Pensions              5,000,000       1.68%              __               135,259                *

O'Connor Global Convertible                2,500,000         *                __               67,629                 *
Arbitrage Master Limited

O'Connor Global Convertible                  500,000         *                __               13,526                 *
Portfolio

Peoples Benefit Life Insurance             2,500,000         *                __               67,629                 *
Company Teamsters

Physicians' Reciprocal Insurers            1,550,000         *                __               41,930                 *
Account #7

Pioneer High Yield Fund                  130,700,000      44.01%              __              3,535,657             3.05%

Pioneer High Yield VCT Portfolio           1,000,000         *                __               27,052                 *

Pioneer High Yield Bond Sub Fund          15,800,000       5.32%              __               427,417                *

Privilege Portfolio Sicav                  7,000,000       2.36%              __               189,362                *

R2 Investments, LDC                          750,000         *                __               20,289                 *

S.A.C. Capital Associates, LLC             6,000,000       2.02%            400,000            162,310                *

Sphinx Fund, Ltd.                             50,000         *                __                1,353                 *

St. Albans Partners Ltd.                   2,500,000         *                __               67,629                 *

Thrivent Financial for Lutherans           3,000,000       1.01%              __               81,155                 *

Xavax - Convertible Arbitrage 7              171,000         *                __                4,626                 *
Fund

Yield Strategies Fund I, L.P.                810,000       1.01%              __               21,912                 *

                                            PRINCIPAL
                                            AMOUNT OF                    NUMBER OF            NUMBER OF
                                              NOTES                      SHARES OF            SHARES OF           PERCENTAGE
                                          BENEFICIALLY    PERCENTAGE   COMMON STOCK         COMMON STOCK          OF COMMON
          NAME OF                          OWNED THAT      OF NOTES    BENEFICIALLY          THAT MAY BE            STOCK
SELLING SECURITYHOLDER(1)                 MAY BE SOLD    OUTSTANDING     OWNED(2)            SOLD(3)(4)         OUTSTANDING(5)
-------------------------                 -----------    -----------     --------            ----------         --------------
Zurich Institutional Benchmarks              305,000         *                __                8,251                 *
Master Fund, Ltd.

Any other holder of notes or             $ 3,912,000       1.32%              __               105,826                *
future transferee, pledgee,
donee or successor of any
holder (6)

   --------------------------------
   *Less than 1%

         (1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in prospectus supplements, post-effective amendments or in other documents that we may file from time to time with the SEC that are incorporated by reference in the Prospectus, if required. See "Where You Can Find More Information" on page ii of the Prospectus.

         (2) Excludes common stock issuable upon conversion of the selling securityholder's notes.

         (3) Assumes conversion of all of the selling securityholders' notes at a conversion rate of 27.0517 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes - Conversion Rights" on pages 20 through 23 of the Prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future.

         (4) Reflects rounding to the nearest share of common stock issuable to each selling securityholder upon conversion of the notes.

         (5) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 115,592,050 shares of common stock outstanding as of August 15, 2003. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

         (6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.